                                                             OMB APPROVAL
                                                      --------------------------
                                                      OMB Number:      3235-0059
                                                      Expires:   August 31, 2004
                                                      Estimated average burden
                                                      hours per response...14.73

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement.
[ ] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2)).
[X]  Definitive Proxy Statement.
[ ]  Definitive Additional Materials.
[ ]  Soliciting Material Pursuant to Section 240.14a-12

                            Select Comfort Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     5) Total fee paid:

--------------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

--------------------------------------------------------------------------------

     2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

     3) Filing Party:

--------------------------------------------------------------------------------

     4) Date Filed:

--------------------------------------------------------------------------------
PERSONS WHO POTENTIALLY ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1913 (02-02)

                             [SELECT COMFORT LOGO]

                             6105 TRENTON LANE NORTH
                          MINNEAPOLIS, MINNESOTA 55442

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 14, 2003

TO THE SHAREHOLDERS OF SELECT COMFORT CORPORATION:

         The Annual Meeting of Shareholders of Select Comfort Corporation, a Minnesota corporation ("Select Comfort" or the "Company"), will be held on Wednesday, May 14, 2003, at 3:00 p.m., Central Daylight Savings Time, at the Radisson Plaza Hotel Minneapolis, 35 South Seventh Street, Minneapolis, Minnesota 55402. The purposes of the meeting are to:

1.       Elect three persons to serve as directors for three-year terms;

2. Approve the appointment of KPMG LLP, certified public accountants, as independent auditors for the fiscal year ending January 3, 2004; and

3.       Transact such other business as may properly come before the meeting.

        Only shareholders of record at the close of business on April 1, 2003 will be entitled to notice of, and to vote at, the meeting and any adjournments thereof. It is important that your shares be represented and voted at the meeting. PLEASE VOTE YOUR SHARES IN ACCORDANCE WITH THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD IN A TIMELY MANNER TO ACCOMMODATE OUR MEETING SCHEDULED FOR MAY 14, 2003.

                                             By Order of the Board of Directors,

                                             /s/ Mark A. Kimball
                                             Mark A. Kimball
                                             Senior Vice President,
                                             General Counsel & Secretary

April 15, 2003
Minneapolis, Minnesota

                                TABLE OF CONTENTS

                                                                                   Page
                                                                                   ----
INTRODUCTION....................................................................     2
Shareholders Entitled to Vote...................................................     3
Revocation of Proxies...........................................................     3
Quorum Requirements.............................................................     3
Vote Required...................................................................     3
Proxy Solicitation Costs........................................................     4
Electronic Delivery of Shareholder Communications...............................     4

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT......................................................................     5
Security Ownership of Certain Beneficial Owners.................................     5
Security Ownership of Management................................................     6

ELECTION OF DIRECTORS...........................................................     8
Nomination......................................................................     8
Vote Required...................................................................     8
Board Recommendation............................................................     8
Information About Nominees and Other Directors..................................     9
Other Information About Nominees and Other Directors............................    10
Corporate Governance Matters....................................................    12
Information About the Board and its Committees..................................    14
Director Compensation...........................................................    15

EXECUTIVE COMPENSATION AND OTHER BENEFITS.......................................    17
Summary of Cash and Certain Other Compensation..................................    17
Option Grants and Exercises.....................................................    18
Employment Agreements...........................................................    19
Change in Control Arrangements..................................................    20

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION.........................    22
Responsibilities of the Compensation Committee..................................    22
Compensation Philosophy.........................................................    22
Executive Compensation Program Elements.........................................    23
Chief Executive Officer Compensation............................................    24
Section 162(m)..................................................................    25

AUDIT COMMITTEE REPORT..........................................................    26

COMPARATIVE STOCK PERFORMANCE...................................................    27

CERTAIN TRANSACTIONS............................................................    28
Director Relationships..........................................................    28
Employment Agreements...........................................................    28
Registration Rights Agreement...................................................    28

APPROVAL OF SELECTION OF INDEPENDENT AUDITORS...................................    29
Appointment of Independent Auditors.............................................    29
Audit and Other Fees............................................................    29
Vote Required...................................................................    29
Board Recommendation............................................................    30

OTHER MATTERS...................................................................    31
Section 16(a) Beneficial Ownership Reporting Compliance.........................    31
Shareholder Proposals for 2003 Annual Meeting...................................    31
Other Business..................................................................    32
Copies of 2002 Annual Report....................................................    32
Householding Information........................................................    33

APPENDIX A - Audit Committee Charter............................................   A-1

                             [SELECT COMFORT LOGO]

                             6105 TRENTON LANE NORTH
                          MINNEAPOLIS, MINNESOTA 55442

                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF SHAREHOLDERS

                                  MAY 14, 2003

                                  INTRODUCTION

This Proxy Statement is being mailed to our shareholders beginning on or about April 15, 2003 in connection with the solicitation of proxies by the Board of Directors of Select Comfort Corporation for use at the Annual Meeting of Shareholders. The meeting will be held on Wednesday, May 14, 2003, at 3:00 p.m., Central Daylight Savings Time, at the Radisson Plaza Hotel Minneapolis, 35 South Seventh Street, Minneapolis, Minnesota 55402, for the purposes set forth in the Notice of Meeting.

Your vote is important. A proxy card is enclosed for your use. YOU ARE SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS, TO VOTE YOUR SHARES BY RETURNING YOUR SIGNED PROXY CARD OR, WHERE APPLICABLE, VOTING BY TELEPHONE OR ON THE INTERNET IN ACCORDANCE WITH THE INSTRUCTIONS ON YOUR PROXY CARD. If you choose to mail your proxy card utilizing the enclosed envelope, no postage is required if mailed within the United States. If you choose to vote by telephone or on the internet, please do not mail your proxy card.

Proxies will be voted as specified by you. Signed proxies that lack any such specification will be voted in favor of the election as directors of the three nominees for director listed in this Proxy Statement and in favor of the proposal to approve the appointment of KPMG LLP as independent auditors.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR NAMED HEREIN AND FOR APPROVAL OF KPMG LLP AS INDEPENDENT AUDITORS.

SHAREHOLDERS ENTITLED TO VOTE

Shareholders of record at the close of business on April 1, 2003 will be entitled to vote at the meeting. As of that date, there were 30,912,601 outstanding shares of common stock. Each share is entitled to one vote on each matter to be voted on at the Annual Meeting. Shareholders are not entitled to cumulate voting rights.

REVOCATION OF PROXIES

Any shareholder giving a proxy may revoke it at any time prior to its use at the Annual Meeting by:

-   Giving written notice of such revocation to the Corporate Secretary;

- Filing a duly executed proxy bearing a later date with the Corporate Secretary; or

- Appearing at the Annual Meeting and filing written notice of revocation with the Corporate Secretary prior to use of the proxy.

QUORUM REQUIREMENTS

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting (15,456,301 shares) will constitute a quorum for the transaction of business at the Annual Meeting. In general, shares of common stock represented by a properly signed and returned proxy card or properly voted by telephone or the internet will be counted as shares present and entitled to vote at the Annual Meeting for purposes of determining a quorum, without regard to whether the card reflects abstentions (or is left blank) or reflects a "broker non-vote" on a matter. A "broker non-vote" is a proxy submitted by a broker on behalf of its beneficial owner customer that is not voted on a particular matter because voting instructions have not been received, and the broker has no discretionary authority to vote.

VOTE REQUIRED

Assuming a quorum is represented at the Annual Meeting, either in person or by proxy, each of the matters to be voted upon by shareholders at the meeting requires the affirmative vote of the holders of a majority of the shares present and entitled to vote in person or by proxy at the meeting for approval.

Shares represented by a proxy that includes any broker non-votes on a matter will be treated as shares not entitled to vote on that matter, and thus will not be counted in determining whether that matter has been approved. Shares represented by a proxy voted as "withholding authority" to vote for any nominee for director will be treated as shares present and entitled to vote that were voted against the nominee. Signed proxies that lack any specification will be voted in favor of the election as directors of each of the three nominees for director listed in this Proxy

Statement and in favor of the proposal to approve the appointment of KPMG LLP as independent auditors.

PROXY SOLICITATION COSTS

The cost of soliciting proxies, including the preparation, assembly and mailing of proxies and soliciting material, as well as the cost of forwarding such material to the beneficial owners of our common stock, will be borne by us. Our directors, officers and regular employees may, without compensation other than their regular compensation, solicit proxies by telephone, telegraph or personal conversation. We may reimburse brokerage firms and others for expenses in forwarding proxy materials to the beneficial owners of our common stock.

ELECTRONIC DELIVERY OF SELECT COMFORT SHAREHOLDER COMMUNICATIONS

Select Comfort is pleased to offer its shareholders the opportunity to receive shareholder communications electronically. By signing up for electronic delivery of documents such as the Annual Report and the Proxy Statement, you can receive shareholder communications as soon as they are available without waiting for them to arrive in the mail, and submit your shareholder votes online. You can also reduce the number of paper documents in your personal files, eliminate duplicate mailings, conserve natural resources, and help reduce our printing and mailing costs. To sign up for electronic delivery, visit www.icsdelivery.com and enter information for all of your Select Comfort shareholdings. Your enrollment will be effective until canceled. If you have questions about electronic delivery, please call Select Comfort Investor Relations at (763) 551-7498.

               SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
                                   MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information, as of March 28, 2003, with respect to each person who was known by us to be the beneficial owner of more than 5% of Select Comfort common stock.

                                                              SHARES OF COMMON STOCK
                                                              BENEFICIALLY OWNED(1)
                                                         --------------------------------
          NAME                                             AMOUNT        PERCENT OF CLASS
          ----                                           --------        ----------------
The St. Paul Companies, Inc. (2)                         12,967,592           38.7%

NorthBay Partners, L.L.C. (3)                             1,735,000            5.6%

------------------------

(1) Except as otherwise indicated in the footnotes to this table, the persons named in the table have sole voting and dispositive power with respect to all shares of common stock indicated as beneficially owned. Shares of common stock subject to options, warrants or other rights to purchase shares that are currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage of the person or group holding such options, warrants or other rights but are not deemed outstanding for computing the percentage of any other person or group.

(2) Includes 4,886,022 shares held by St. Paul Fire and Marine Insurance Company, 321,017 shares held by St. Paul Venture Capital IV, LLC, 955,900 shares held by St. Paul Venture Capital V, LLC, 4,100,000 shares held by St. Paul Venture Capital VI, LLC, 275 shares held by St. Paul Venture Capital Affiliates Fund I, LLC and 37,900 shares held by Symmetry Growth Capital LLC. Includes (i) 97,753 shares issuable upon exercise of outstanding warrants held by St. Paul Fire and Marine Insurance Co., (ii) 18,009 shares issuable upon exercise of outstanding warrants and options held by St. Paul Venture Capital IV, LLC., (iii) 174,000 shares issuable upon exercise of outstanding options held by St. Paul Venture Capital V, LLC., (iv) 727,272 shares issuable upon conversion of a convertible debenture held by St. Paul Venture Capital V, LLC., and (v) 1,649,444 shares issuable upon exercise of outstanding warrants and options held by St. Paul Venture Capital VI, LLC. The St. Paul Companies, Inc. owns all of the issued and outstanding shares of capital stock of St. Paul Fire and Marine Insurance Co. St. Paul Fire and Marine Insurance Co. owns (i) 99% of the membership interests in St. Paul Venture Capital IV, LLC, St. Paul Venture Capital V, LLC and St. Paul Venture Capital VI, LLC and (ii) 97.5% of the membership interests in Symmetry Growth Capital LLC. The address of St. Paul Companies, Inc. is 385 Washington Street, St. Paul, MN 55102.

(3) Based on a Schedule 13G dated September 27, 2002 as filed with the Securities and Exchange Commission on March 3, 2003. Includes 433,750 outstanding shares held by NorthBay Opportunities, L.P. and 1,301,250 outstanding shares held by NorthBay International Opportunities Ltd. Mr. Roth and Mr. Stark are the sole members of NorthBay Partners, L.L.C., which serves as (i) the managing member of NorthBay International Management, LLC, the investment manager of NorthBay International Opportunities, Ltd., and (ii) the managing member of NorthBay International Management, LLC, the managing general partner of NorthBay International Opportunities Ltd. Mr. Roth and Mr. Stark have sole voting and dispositive power and disclaim beneficial ownership over the Select Comfort shares held by NorthBay Opportunities, L.P. and NorthBay International Opportunities Ltd. The address of NorthBay Partners, L.L.C. is 3600 South Lake Drive, St. Francis, WI 53235.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth information regarding the beneficial ownership of Select Comfort common stock as of March 28, 2003, by each director and nominee for director, by each executive officer named in the Summary Compensation Table under the heading "Executive Compensation and Other Benefits" and by all directors and executive officers of Select Comfort as a group.

                                                                     SHARES OF COMMON STOCK
                                                                     BENEFICIALLY OWNED(1)
                                                                 ------------------------------
      NAME                                                       AMOUNT        PERCENT OF CLASS
      ----                                                       ------        ----------------

William R. McLaughlin(2)                                         694,820             2.2%

Mark A. Kimball(3)                                               264,200               *

Gregory T. Kliner(4)                                             217,922               *

Noel F. Schenker(5)                                              163,391               *

Keith C. Spurgeon(6)                                              31,729               *

Patrick A. Hopf(7)                                               145,916               *

Thomas J. Albani(8)                                              132,039               *

Christopher P. Kirchen(9)                                        272,929               *

David T. Kollat(10)                                               92,039               *

Michael A. Peel(11)                                                2,500               *

Trudy A. Rautio(12)                                                4,167               *

Ervin R. Shames(13)                                              339,444             1.1%

Jean-Michel Valette(14)                                          115,544               *

All directors and executive officers                           2,938,766             8.9%
as a group (16 persons)(15)

------------------------
* Less than 1% of the outstanding shares.

(1) Except as otherwise indicated in the footnotes to this table, the persons named in the table have sole voting and dispositive power with respect to all shares of common stock indicated as beneficially owned. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage of the person or group holding such options or warrants but are not deemed outstanding for computing the percentage of any other person or group.

(2) Includes 645,834 shares issuable upon exercise of outstanding options. Does not include 1,000,000 outstanding shares and 400,000 shares issuable upon exercise of an outstanding warrant held by BWSJ Corporation, for which Mr. McLaughlin serves as a director and is a shareholder.

(3)     Includes 235,722 shares issuable upon exercise of outstanding options.

(4)     Includes 207,534 shares issuable upon exercise of outstanding options.

(5) Includes 108,522 shares issuable upon exercise of outstanding options. Also includes 25,000 shares issued pursuant to a restricted stock grant.

(6)      Includes 31,250 shares issuable upon exercise of outstanding options.

(7) Includes 1,216 shares held by Mr. Hopf's wife and children. Also includes 37,900 shares beneficially owned by Symmetry Growth Capital LLC of which Mr. Hopf is the President. Mr. Hopf's address is 775 Prairie Center Drive, Suite 210, Eden Prairie, Minnesota 55344.

(8) Includes 44,444 shares issuable upon exercise of outstanding options and warrants.

(9)      Includes 24,444 shares issuable upon exercise of outstanding options.

(10)     Includes 61,944 shares issuable upon exercise of outstanding options.

(11)     Includes 2,500 shares issuable upon exercise of outstanding options.

(12)     Includes 4,167 shares issuable upon exercise of outstanding options.

(13) Includes 136,444 shares issuable upon exercise of outstanding options and warrants held by Mr. Shames and 100,000 shares issuable upon exercise of outstanding options held by Louise G. Shames, Trustee of the Ervin R. Shames Estate Reduction Family Trust U/A dated October 30, 1997.

(14) Includes 44,444 shares issuable upon exercise of outstanding options and warrants.

(15) Includes an aggregate of 2,046,444 shares issuable upon exercise of outstanding options and warrants held by officers and directors. Also includes shares beneficially owned by Symmetry Growth Capital LLC.

                              ELECTION OF DIRECTORS

                                  (PROPOSAL 1)

NOMINATION

Article XIV of our Articles of Incorporation provides that the number of directors must be at least one but not more than twelve and must be divided into three classes as nearly equal in number as possible. The exact number of directors is determined from time to time by the Board of Directors, and currently consists of nine members. The term of each class is three years and the term of one class expires each year in rotation.

The Board has nominated the following individuals to serve as directors of our company for terms of three years, expiring at the 2006 Annual Meeting of Shareholders, or until their successors are elected and qualified:

-   Patrick A. Hopf

-   Trudy A. Rautio

-   Ervin R. Shames

Each of the nominees is currently a member of our Board of Directors.

VOTE REQUIRED

Assuming a quorum is represented at the Annual Meeting, either in person or by proxy, the election of each nominee requires the affirmative vote of a majority of the shares of common stock represented in person or by proxy at the Annual Meeting.

BOARD RECOMMENDATION

The Board recommends a vote FOR the election of Mr. Hopf, Ms. Rautio and Mr. Shames. In the absence of other instructions, the proxies will be voted FOR the election of each of these nominees.

If prior to the Annual Meeting the Board should learn that any nominee will be unable to serve for any reason, the proxies that otherwise would have been voted for such nominee will be voted for such substitute nominee as selected by the Board. Alternatively, the proxies, at the Board's discretion, may be voted for such fewer number of nominees as results from the inability of any such nominee to serve. The Board has no reason to believe that any of the nominees will be unable to serve.

INFORMATION ABOUT NOMINEES AND OTHER DIRECTORS

The following table sets forth certain information, as of February 14, 2003, that has been furnished to us by each director and each person who has been nominated by the Board to serve as a director of our company.

                                                                                                                     DIRECTOR
          NAME OF NOMINEE               AGE                            PRINCIPAL OCCUPATION                           SINCE
          ---------------               ---                            --------------------                           -----
Nominees for three-year terms expiring in 2006:

Patrick A. Hopf(1)                       53              President of Symmetry Growth Capital LLC; Former              1991
                                                         President of St. Paul Venture Capital, Inc.

Trudy A. Rautio(2)                       50              Executive Vice President and Chief Financial Officer          2002
                                                         of Carlson Consumer Group, a division of Carlson
                                                         Companies, Inc.

Ervin R. Shames(1)(3)                    62              Former Chief Executive Officer of Borden, Inc.;               1996
                                                         Currently visiting lecturer at the University of
                                                         Virginia's Darden Graduate School of Business and a
                                                         director of Online Resources Corporation and Choice
                                                         Hotels International, Inc.

Directors not standing for election this year whose terms expire in 2004:

Thomas J. Albani(3)                      60              Former President and Chief Executive Officer of               1994
                                                         Electrolux Corporation; Currently a director of Igloo
                                                         Products Corporation

David T. Kollat(3)                       64              President of 22 Inc.; Former Executive Vice President         1994
                                                         of Marketing for The Limited and former President of
                                                         Victoria's Secret Catalogue; Currently a director of
                                                         The Limited, Inc., Wolverine World Wide, Inc., Big
                                                         Lots, Inc. and Cone Mills Corporation

William R. McLaughlin                    46              President and Chief Executive Officer of Select               2000
                                                         Comfort Corporation

Directors not standing for election this year whose terms expire in 2005:

Christopher P. Kirchen (2)               60              Managing General Partner and co-founder of BEV                1991
                                                         Capital, a venture capital partnership

Michael A. Peel (3)                      53              Senior Vice President, Human Resources and Corporate          2003
                                                         Services of General Mills, Inc.

Jean-Michel Valette (2)                  42              Former President and Chief Executive Officer of               1994
                                                         Franciscan Estates, Inc.; Currently a director of The
                                                         Boston Beer Company, Peet's Coffee and Tea, Inc. and
                                                         Golden State Vintners, Inc.

------------------------

(1)      Member of the Corporate Governance and Nominating Committee

(2)      Member of the Audit Committee

(3)      Member of the Compensation Committee

OTHER INFORMATION ABOUT NOMINEES AND OTHER DIRECTORS

Patrick A. Hopf has served as Chairman of the Board of Directors since April 1999 and has served as a member of our Board of Directors since December 1991. Mr. Hopf also served as our Chairman of the Board of Directors from August 1993 to April 1996. Since April 2002, Mr. Hopf has been the President of Symmetry Growth Capital LLC, a venture capital firm. From August 1988 to February 2002, he was President of St. Paul Venture Capital, Inc., a venture capital firm, and from February 2002 to December 2002, he was Executive Vice President of St. Paul Venture Capital, Inc. From August 1988 to January 1999, Mr. Hopf served as Vice President of St. Paul Fire and Marine Insurance Company. Mr. Hopf also serves as a director of a number of privately held companies.

Trudy A. Rautio has served as a member of our Board of Directors since December 2002. Ms. Rautio has served as Executive Vice President and Chief Financial Officer of Carlson Consumer Group, a division of Carlson Companies, Inc., a marketing, business and leisure travel and hospitality company, since 1997. From 1993 until 1997, she served in various capacities for Jostens, Inc., including as Senior Vice President Finance/CFO from 1994 until 1997. From 1982 until 1993, Ms. Rautio served in various capacities for The Pillsbury Company, including as Vice President Finance from 1989 until 1993.

Ervin R. Shames has served as a member of our Board of Directors since April 1996. From April 1996 to April 1999, Mr. Shames served as Chairman of our Board of Directors. Since January 1995, Mr. Shames has served as an independent management consultant to consumer goods and services companies, advising on management and marketing strategy. Since 1996, he has been a visiting lecturer at the University of Virginia's Darden Graduate School of Business. From December 1993 to January 1995, he served as the Chief Executive Officer of Borden, Inc. and was President and Chief Operating Officer of Borden, Inc. from July 1993 until December 1993.

Mr. Shames serves as a director of Online Resources Corporation and Choice Hotels International, Inc.

Thomas J. Albani has served as a member of our Board of Directors since February 1994. Mr. Albani served as President and Chief Executive Officer of Electrolux Corporation, a manufacturer of premium floor care machines, from June 1991 to May 1998. From September 1984 to April 1989, he was employed by Allegheny International Inc., a home appliance manufacturing company, in a number of positions, most recently as Executive Vice President and Chief Operating Officer. Mr. Albani also serves as a director of Igloo Products Corporation.

David T. Kollat has served as a member of our Board of Directors since February 1994. Mr. Kollat has served as President and Chairman of 22 Inc., a research and consulting company for retailers and consumer goods manufacturers, since 1987. From 1976 until 1987, he served in various capacities for The Limited, a women's apparel retailer, including Executive Vice President of Marketing and President of Victoria's Secret Catalogue. Mr. Kollat also serves as a director of The Limited, Inc., Wolverine World Wide, Inc., Big Lots, Inc. and Cone Mills Corporation, as well as a number of privately held companies.

William R. McLaughlin joined our company in March 2000 as President and Chief Executive Officer and as a member of our Board of Directors. From December 1988 to March 2000, Mr. McLaughlin served as an executive of PepsiCo Foods International, Inc., a snack food company and subsidiary of PepsiCo, Inc., in various capacities, including from September 1996 to March 2000 as President of Frito-Lay Europe, Middle East and Africa, and from June 1993 to June 1996 as President of Grupo Gamesa, S.A. de C.V., a cookie and flour company based in Mexico.

Christopher P. Kirchen has served as a member of our Board of Directors since December 1991. Mr. Kirchen is currently Managing General Partner of BEV Capital, a venture capital partnership that he co-founded in March 1997. From 1986 to December 2002, he was a General Partner of Consumer Venture Partners, a former investor in our company. Mr. Kirchen also serves as a director of a number of privately held companies.

Michael A. Peel has served as a member of our Board of Directors since February 19, 2003. Mr. Peel has served as Senior Vice President, Human Resources and Corporate Services of General Mills, Inc., a manufacturer and marketer of packaged consumer foods, since 1991. From 1977 to 1991, Mr. Peel served in various capacities for PepsiCo, Inc., including as Senior Vice President, Human Resources for PepsiCo Worldwide Foods from 1987 to 1991.

Jean-Michel Valette has served as a member of our Board of Directors since October 1994. Mr. Valette is an independent adviser to branded consumer companies. From August 1998 to May 2000, Mr. Valette served as President and Chief Executive Officer of Franciscan Estates, Inc., a Napa Valley winery. He was a Managing Director of Hambrecht & Quist LLC, an investment banking firm, from October 1994 to August 1998 and served as a Senior Analyst at Hambrecht & Quist LLC from November 1992 to October 1994. Hambrecht & Quist LLC was one of the underwriters of our initial public offering. Mr. Valette also serves as a director of Peet's Coffee and Tea, Inc. and Golden State Vintners, Inc., as well as a number of privately held companies.

CORPORATE GOVERNANCE MATTERS

In the second half of 2002, our Board of Directors undertook a comprehensive review of our corporate governance practices, leading to several key changes summarized below.

Board Committee Structure. Until August 2002, our Board Committees included an Audit Committee, a Compensation Committee and an Executive Committee. The Executive Committee consisted of three directors and had the same authority as the full Board of Directors, except as limited by law. In August 2002, the Board of Directors eliminated the Executive Committee and chartered a Corporate Governance and Nominating Committee. The primary functions of the Corporate Governance and Nominating Committee are to develop and recommend corporate governance principles, to identify and recommend individuals qualified to become members of our Board of Directors and to develop and oversee the annual Board and Board Committee evaluation process. As a part of this review of our committee structure, the Board of Directors also reviewed and revised each of our committee charters, establishing new independence standards and refining the authority and responsibilities of each committee.

Corporate Governance Principles. Our Board of Directors adopted Corporate Governance Principles that were developed and recommended by our Corporate Governance and Nominating Committee. Among these Corporate Governance Principles are the following:

- Independence. A substantial majority of the members of the Board should be independent, non-employee directors. It is the responsibility of the Board to establish the standards for independence. The Board will at a minimum, however, conform with the independence requirements applicable to Nasdaq National Market issuers. Currently, eight of our nine directors are independent. All Committees of the Board shall be composed entirely of independent directors.

- Frequency of Election and Term. The Company's Articles of Incorporation provide for a classified Board serving staggered terms of three years each. The Board will periodically review its classified Board structure in the context of other provisions and measures applicable to unsolicited takeover proposals with the objective of positioning the Board and the Company to maximize the long-term value of the Company for all shareholders.

- Selection Criteria. The criteria for selection and nomination of individual directors to be applied by the Corporate Governance and Nominating Committee and by the Board shall stress: (i) independence; (ii) integrity; (iii) experience and sound judgment in areas relevant to the Company's business;
    (iv) a proven record of accomplishment; (v) willingness to speak one's mind;
    (vi) the ability to commit sufficient time to Board responsibilities; (vii) the ability to challenge and stimulate management; and (viii) belief in and passion for the Company's mission and vision.

- Term Limits. To ensure an appropriate balance between new perspectives and experienced directors, it will be customary for non-employee directors to serve no more than 15 years. In exceptional cases, a director who has served 15 years may possess skills or experiences that are highly difficult to replace. In such cases, the term limits may be waived by a two-thirds vote of the Board.

- Board Evaluation. The Board believes that the Company's governance and the Board's effectiveness can be continually improved through evaluation. The Corporate Governance and Nominating Committee is responsible for annually evaluating effectiveness in these areas and reviewing the results and recommendations for improvement with the full Board.

- Paid Consulting Arrangements. The Board believes that the Company should not enter into paid consulting arrangements with independent directors.

- Board Compensation. Board compensation should encourage alignment with shareholders' interests and should be at a level equitable to comparable companies. The Compensation Committee is responsible for periodic assessments to assure these standards are being met.

- Share Ownership. The number of shares of the Company's common stock owned by each director is a personal decision; however, the Board strongly supports the position that directors should own a meaningful number of shares in the Company.

- Conflicts of Interest. Directors are expected to avoid any action, position or interest that conflicts with an interest of the Company, or that gives the appearance of a conflict. If any member of the Board becomes aware of any such conflicting or potentially conflicting interest involving any member of the Board, the director should immediately bring such information to the attention of the Chairman of the Board, the Chief Executive Officer and the General Counsel of the Company.

- Performance Goals and Evaluation. The Compensation Committee is responsible for establishing the procedures for setting annual and long-term performance goals for the Chief Executive Officer and for the evaluation by the full Board of his or her performance against such goals. The Committee shall meet at least annually with the Chief Executive Officer to receive his or her recommendations concerning such goals. Both the annual goals and the annual performance evaluation of the Chief Executive Officer shall be reviewed and discussed by the outside Directors at a meeting or executive session of that group.

- Provisions Applicable to Unsolicited Takeover Attempts or Proposals. The Board will periodically review (not less often than every three years) the Company's Articles of Incorporation and Bylaws and various provisions that are designed to maximize shareholder value in the event of an unsolicited takeover attempt or proposal. Such review shall include consideration of matters such as the Company's state of incorporation, whether the Company should opt in or out of applicable control share acquisition or business combination statutes, and provisions such as the Company's classified Board structure. The objective of such review will be to maintain a proper balance of provisions that will not deter bona fide proposals from coming before the Board, and that will position the Board and the Company to maximize the long-term value of the Company for all shareholders.

- Shareholder Approval of Equity-Based Compensation Plans. Shareholder approval will be sought for all equity-based compensation plans.

New Board Members. The Corporate Governance and Nominating Committee, in consultation with the full Board and senior management, assessed the skills and experience of our Board and identified opportunities to strengthen our Board, particularly in the areas of financial and human resources expertise. As a result, Directors Rautio and Peel were elected to new seats on our Board in December 2002 and February 2003, respectively.

Code of Conduct. We developed and circulated to all of our employees a Code of Business Conduct addressing legal and ethical issues that may be encountered by our employees in the conduct of our business. Among other things, the Code of Business Conduct requires that our employees comply with applicable laws, engage in ethical and safe conduct in our work environment, avoid conflicts of interests, conduct our business with integrity and high ethical standards, and safeguard our company's assets.

Employees are required to report any conduct that they believe in good faith violates our Code of Business Conduct. The Code of Business Conduct also sets forth procedures under which employees or others may report through our management team and, ultimately, directly to our Audit Committee (confidentially and anonymously, if so desired) any questions or concerns regarding accounting, internal accounting controls or auditing matters.

All of our employees are required to certify annually their commitment to abide by our Code of Business Conduct. We also provide training in key areas covered by the Code of Business Conduct to help our employees to comply with their obligations.

INFORMATION ABOUT THE BOARD AND ITS COMMITTEES

The Board of Directors met five times and took action by written consent on four occasions during fiscal 2002. All of the current directors attended 75% or more of the meetings of the Board and all such committees on which they served during fiscal 2002.

The Board has a standing Audit Committee, a standing Compensation Committee, and a standing Corporate Governance and Nominating Committee.

Audit Committee. The Audit Committee is comprised entirely of independent directors, currently including Directors Valette (Chair), Kirchen and Rautio. The Audit Committee met on six occasions during fiscal 2002. The Audit Committee provides assistance to the Board in satisfying its fiduciary responsibilities relating to accounting, auditing, operating and reporting practices of our company. The Audit Committee reviews our annual and quarterly financial statements, the selection and work of our independent auditors and the scope and adequacy of our internal controls for compliance with corporate policies and directives. The responsibilities and functions of the Audit Committee are further described in the Audit Committee Report on page 26 of this Proxy Statement.

Compensation Committee. The Compensation Committee is comprised entirely of independent directors, currently including Directors Albani (Chair), Kollat, Peel and Shames. The Compensation Committee met on three occasions during fiscal 2002. The principal function of the Compensation Committee is to discharge the responsibilities of the Board relating to compensation of the Company's executive officers. The responsibilities and functions of the

Compensation Committee are further described in the Compensation Committee Report on Executive Compensation beginning on page 22 of this Proxy Statement.

Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee is comprised entirely of independent directors, currently including Directors Hopf and Shames. The Corporate Governance and Nominating Committee met on four occasions during fiscal 2002. The primary functions of the Corporate Governance and Nominating Committee are to:

- Develop and recommend to the Board corporate governance principles to govern the Board, its committees, and our executive officers and employees in the conduct of the business and affairs of our company;

- Identify and recommend to the Board individuals qualified to become members of the Board and its committees; and

-   Develop and oversee the annual Board and Board committee evaluation process.

The Corporate Governance and Nominating Committee will consider nominations by shareholders of candidates for election to the Board of Directors. Any shareholder who wishes the Corporate Governance and Nominating Committee to consider a candidate should submit a written request and related information to our Corporate Secretary on behalf of the Committee. Under our Restated Bylaws, as amended, if a shareholder intends to nominate a person for election to the Board of Directors at a shareholder meeting, the shareholder is required to give written notice of the proposed nomination to the Corporate Secretary at least 120 days prior to the first anniversary of the date that the Company first released or mailed its proxy statement to shareholders in connection with the preceding year's regular or annual meeting. The shareholder's notice must include, for each nominee whom the shareholder proposes to nominate for election as a director: (i) the name, age, business address and residence address of the nominee, (ii) the principal occupation or employment of the nominee, (iii) the class and number of shares of capital stock of the Company that are beneficially owned by the nominee, and (iv) any other information concerning the nominee that would be required under the rules of the Securities and Exchange Commission in a proxy statement soliciting proxies for the election of such nominee. The shareholder's notice must also include (i) the name and address of the nominating shareholder, as they appear on the Company's books and (ii) the class and number of shares of the Company that are owned beneficially and of record by the shareholder. The shareholder's notice must also be accompanied by the proposed nominee's signed consent to serve as a director of the Company.

DIRECTOR COMPENSATION

Annual Retainer. All of our non-employee directors receive an annual cash retainer of $25,000, each committee chair receives additional compensation of $5,000 per year and each member of the Audit Committee receives additional compensation of $5,000 per year.

Stock Options. Each of our newly elected non-employee directors is eligible for an initial grant of options to purchase 20,000 shares of our common stock at an exercise price equal to the fair market value of our common stock on the date of grant. These initial options become exercisable in equal monthly increments over a 24-month period, so long as the director remains a director of our company. After the vesting of this initial grant, each of our non-employee directors is eligible for an annual grant, subject to action by our Board of Directors and coincident with the annual meeting of shareholders, of options to purchase 10,000 shares of our common stock at an exercise price equal to the fair market value of our common stock on the date of the annual meeting of shareholders. These annual options become exercisable in equal monthly increments over a 36-month period, so long as the director remains a director of our company. All of the options granted to our directors remain exercisable for a period of up to 10 years after the date of grant, subject to continuous service on our Board of Directors.

Reimbursement of Expenses. All of our directors are reimbursed for travel expenses for attending meetings of our Board or any Board committee.

No Director Compensation for Employee Directors. Any director who is also an employee of our company does not receive additional compensation for service as a director.

                    EXECUTIVE COMPENSATION AND OTHER BENEFITS

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

The following table provides summary information concerning cash and non-cash compensation paid to or earned by the Chief Executive Officer and the four most highly compensated executive officers other than the Chief Executive Officer serving as executive officers at the end of 2002 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE


                                                                                     LONG-TERM
                                                                                    COMPENSATION
                                                                                    ------------
                                                      ANNUAL COMPENSATION            SECURITIES         ALL OTHER
                                                   --------------------------        UNDERLYING        COMPENSATION
NAME AND PRINCIPAL POSITION             YEAR       SALARY($)          BONUS($)       OPTIONS(#)           ($)(1)
---------------------------             ----       --------           -------        ----------           ------
William R. McLaughlin                   2002      $ 500,000         $ 937,500(2)       250,000         $   1,462
President and Chief Executive Officer   2001        500,000           281,250          375,000             1,385
                                        2000        390,372           161,028          600,000           123,428(3)

Noel F. Schenker                        2002        250,000           281,250(2)        50,000           135,182(4)
Senior Vice President, Marketing and    2001        250,000            84,375          115,000               865
New Business Development                2000         41,346            20,466          100,000               577

Keith C. Spurgeon (5)                   2002        206,731           237,981(2)       100,000           165,930(6)
Senior Vice President of Sales          2001             --                --               --                --
                                        2000             --                --               --                --

Gregory T. Kliner                       2002        192,400           216,450(2)        50,000            50,125(7)
Senior Vice President of Operations     2001        192,400            64,935          112,500               666
                                        2000        186,992            46,281           28,000             2,400

Mark A. Kimball                         2002        200,000           225,000(2)        50,000             2,423
Senior Vice President, Human            2001        201,923            68,149          115,000                --
Resources and Legal, General Counsel    2000        201,243            49,808           36,000                --
and Secretary

------------------------

(1) Except as noted, the amounts disclosed for each individual represent our contributions to the accounts of the named individuals in our 401(k) defined contribution plan.

(2) Represents bonuses earned in 2002, the payment of which occurred in February 2003.

(3) Includes payment for reimbursement of Mr. McLaughlin's relocation expenses totaling $121,322.

(4)      $132,158 relates to the exercise of non-statutory stock options.

(5)      Mr. Spurgeon joined Select Comfort on February 25, 2002.

(6) Includes payment for reimbursement of Mr. Spurgeon's relocation expenses totaling $163,218.

(7)      Relates to the exercise of non-statutory stock options.

OPTION GRANTS AND EXERCISES

The following table summarizes option grants during the fiscal year ended December 28, 2002 to or by the Named Executive Officers.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                                     INDIVIDUAL GRANTS(1)
                                 ----------------------------------------------------------

                                                   PERCENT OF
                                                      TOTAL                                     POTENTIAL REALIZABLE VALUE
                                  NUMBER OF         OPTIONS                                       AT ASSUMED ANNUAL RATES
                                 SECURITIES        GRANTED TO       EXERCISE                    OF STOCK PRICE APPRECIATION
                                 UNDERLYING         EMPLOYEES       OR BASE                          FOR OPTION TERM(2)
                                  OPTIONS           IN FISCAL        PRICE       EXPIRATION     ---------------------------
        NAME                     GRANTED (#)          YEAR           ($/SH)         DATE           5%             10%
        ----                     -----------       ----------       --------    -----------        --             ---
William R. McLaughlin            250,000(3)          26.2%            $2.73       01/30/12      $429,221       $1,087,729

Noel F. Schenker                  50,000(3)           5.2%             2.73       01/30/12        85,844          217,546

Keith C. Spurgeon                 75,000(3)           7.9%             3.13       02/25/12       147,633          374,131
                                  25,000(4)           2.6%             3.13       02/25/12        49,211          124,710

Gregory T. Kliner                 50,000(3)           5.2%             2.73       01/30/12        85,844          217,546

Mark A. Kimball                   50,000(3)           5.2%             2.73       01/30/12        85,844          217,546

(1) All of the options granted to the Named Executive Officers were granted under our 1997 Stock Incentive Plan.

(2) In accordance with the rules of the Securities and Exchange Commission, the amounts shown on this table represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date and do not reflect our estimates or projections of future common stock prices. The gains shown are net of the option price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, on stock option exercises will depend upon the future performance of the common stock, the executive's continued employment with our company or our subsidiaries and the date on which the options are exercised. The amounts represented in this table might not necessarily be achieved.

(3) These options become exercisable in as nearly equal as possible monthly installments over a 36-month period, so long as the executive remains employed by our company or one of our subsidiaries at that date. To the extent not already exercisable, these options become immediately exercisable in full upon certain changes in control of our company and remain exercisable for the remainder of their term.

(4) These options become exercisable when the average of the high and low sales prices of our common stock, as reported by the Nasdaq National Market System, exceeds $12.00 per share for at least 30 consecutive trading days.

The following table summarizes option exercises during the fiscal year ended December 28, 2002 and the number of securities underlying unexercised options and the value of unexercised in the money options at December 28, 2002:

                         AGGREGATED OPTION EXERCISES IN
               LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

                                                              NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                             UNDERLYING UNEXERCISED           IN-THE-MONEY OPTIONS
                              SHARES          VALUE       OPTIONS AT DECEMBER 28, 2002      AT DECEMBER 28, 2002 (2)
                           ACQUIRED ON      REALIZED      ----------------------------    ----------------------------
     NAME                  EXERCISE (#)      ($)(1)       EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
     ----                  ------------     --------      -----------    -------------    -----------    -------------
William R. McLaughlin            ---       $     ---        519,444         705,556       $2,709,636       $3,770,114

Noel F. Schenker              40,700         192,078         80,272         144,028          554,311        1,034,161

Keith C. Spurgeon                ---             ---         45,833          54,167          271,331          320,669

Gregory T. Kliner                ---             ---        185,557         124,888          876,241          783,976

Mark A. Kimball                  ---             ---        209,000         117,000          640,097          799,473

(1) Value based on the difference between the fair market value of one share of common stock on the date of exercise and the exercise price of the option.

(2) Value based on the difference between the fair market value of one share of common stock at December 28, 2002 ($9.05) and the exercise price of the options ranging from $1.00 to $17.00 per share. Options are in-the-money if the market price of the shares exceeds the option exercise price.

EMPLOYMENT AGREEMENTS

William R. McLaughlin. We have entered into a letter agreement with William R. McLaughlin pursuant to which he serves as President and Chief Executive Officer. Mr. McLaughlin receives a base salary and is entitled to participate in our incentive compensation plans. Upon involuntary termination of Mr. McLaughlin's employment by the Board or constructive dismissal, Mr. McLaughlin is entitled to one year's salary as severance. Upon an involuntary termination or constructive dismissal of Mr. McLaughlin's employment following a change in control of our company, Mr. McLaughlin would be entitled to two years' salary as severance compensation and his stock options would become fully vested.

Noel F. Schenker. We have entered into a letter agreement with Noel F. Schenker pursuant to which she serves as Senior Vice President, Marketing and New Business Development. Ms. Schenker receives a base salary and is entitled to participate in our incentive compensation plans. Upon the involuntary termination of Ms. Schenker's employment following a change in control, a termination without cause or a constructive dismissal, Ms. Schenker is entitled to one year's salary as severance and the unvested portion of her initial grant of 100,000 options would become fully vested.

Keith C. Spurgeon. We have entered into a letter agreement with Keith C. Spurgeon pursuant to which he serves as Senior Vice President of Sales. Mr. Spurgeon's receives a base salary and is entitled to participate in our incentive compensation plans. Upon the involuntary termination of Mr. Spurgeon's employment following a change in control, a termination without cause or a constructive dismissal, Mr. Spurgeon is entitled to one year's salary as severance and the unvested portion of his initial grant of 100,000 options would become fully vested.

Gregory T. Kliner. We have entered into a letter agreement with Gregory T. Kliner pursuant to which he serves as Senior Vice President of Operations. Mr. Kliner receives a base salary and is entitled to participate in our incentive compensation plans.

Mark A. Kimball. We have entered into a letter agreement with Mark A. Kimball pursuant to which he serves as Senior Vice President, Human Resources and Legal, General Counsel and Secretary. Mr. Kimball receives a base salary and is entitled to participate in our incentive compensation plans. Upon termination of Mr. Kimball's employment without cause, Mr. Kimball is entitled to one year's salary as severance compensation.

CHANGE IN CONTROL ARRANGEMENTS

Under our company's 1990 Omnibus Stock Option Plan (the "1990 Plan") and 1997 Stock Incentive Plan (the "1997 Plan"), if a "change in control" of our company occurs, then, unless the Compensation Committee decides otherwise either at the time of grant of an incentive award or at any time thereafter, all outstanding options will become immediately exercisable in full and will remain exercisable for the remainder of their terms, regardless of whether the participant to whom such options have been granted remains in the employ or service of our company or any subsidiary.

In addition, under the 1997 Plan, if a "change in control" of our company occurs, then, unless the Compensation Committee decides otherwise either at the time of grant of an incentive award or at any time thereafter:

- All outstanding stock appreciation rights will become immediately exercisable in full and will remain exercisable for the remainder of their terms, regardless of whether the participant to whom such stock appreciation rights have been granted remains in the employ or service of our company or any subsidiary;

- All outstanding restricted stock awards will become immediately fully vested and non-forfeitable; and

- All outstanding performance units and stock bonuses will vest and/or continue to vest in the manner determined by the Compensation Committee and set forth in the agreement evidencing such performance units or stock bonuses.

There are presently no outstanding stock appreciation rights, performance units or stock bonuses.

In addition, the Compensation Committee may pay cash for all or a portion of the outstanding options. The amount of cash the participants would receive will equal (a) the fair market value of such shares immediately prior to the change in control minus (b) the exercise price per share and any required tax withholding. The acceleration of the exercisability of options under the 1990 and 1997 Plans may be limited, however, if the acceleration would be subject to an excise tax imposed upon "excess parachute payments."

Under the 1990 and 1997 Plans, a "change in control" will include any of the following:

- The sale, lease, exchange or other transfer of all or substantially all of the assets of our company to a corporation not controlled by our company;

- The approval by our shareholders of a plan or proposal for the liquidation or dissolution of our company;

- Any change of control that is required by the Securities and Exchange Commission to be reported;

- Any person who was not a shareholder of our company on the effective date of the Plan becomes the beneficial owner of 50% or more of the voting power of our company's outstanding common stock; or

- The "continuity" directors (directors as of the effective date of the Plan and their future nominees) ceasing to constitute a majority of the Board of Directors.

Notwithstanding anything in the foregoing to the contrary, solely for purposes of options granted under such plans prior to July 27, 1999, no change in control will be deemed to have occurred for purposes of the 1990 and 1997 Plans by virtue of any transaction which was approved by the affirmative vote of at least a majority of the "continuity" directors, as defined above. For options granted on or after July 27, 1999, each of the transactions constituting a change in control as defined above will constitute a change in control for purposes of the plans regardless of whether the transaction was approved by the continuity directors.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

RESPONSIBILITIES OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors (the "Committee") is comprised entirely of independent, non-employee directors. The primary purpose of the Committee is to discharge the responsibilities of our Board relating to compensation of our executive officers. The responsibilities of the Committee include:

- Establishing corporate goals and objectives with respect to compensation for our Chief Executive Officer and other executive officers;

- Reviewing and approving salaries and other compensation applicable to our Chief Executive Officer and other executive officers;

- Administering our incentive compensation plans applicable to executive officers; and

- Administering our stock option and stock purchase plans applicable to all employees.

COMPENSATION PHILOSOPHY

The decisions of the Committee and our compensation programs are based on the following principles:

- As a performance-driven growth company, we favor variable compensation tied to results and achievement over fixed, base compensation.

- As a growth company, we need to attract, retain and motivate executives and key employees with the capability to enable us to achieve significantly greater scale. We therefore benchmark our compensation against larger companies.

- We seek to provide a compensation program that is competitive, motivating and predictable, with base pay targeted at the mid-point of our benchmarks.

- We seek to reward achievement of aggressive performance objectives that are aligned with the interests of our shareholders. Our incentive compensation programs are designed to provide significant earnings potential as aggressive performance targets are met or surpassed.

In discharging its responsibilities, the Committee considers factors such as our company's performance, both in isolation and in comparison to other companies; the individual performance of our executive officers; historical compensation levels; the overall competitive environment for executives; and the level of compensation necessary to attract and retain the talent necessary to achieve our objectives. The Committee places primary emphasis on our company's performance (rather than individual performance) as measured against goals approved by the Committee. In analyzing these factors, the Committee from time to time reviews competitive compensation data gathered in comparative surveys or collected by independent consultants.

EXECUTIVE COMPENSATION PROGRAM ELEMENTS

Our executive compensation program comprises base salary, annual incentive compensation, and long-term incentive compensation under our stock option plans.

Base Salary. The Committee's recommendations regarding the base salary of our executive officers, including the compensation of our Chief Executive Officer, are based on a number of factors, including: the level of skill and responsibility required to fulfill each executive's responsibilities; each executive's experience and qualifications; each executive's performance and the impact of such performance on our results; and competitive compensation data. Base salaries are reviewed annually, and the Committee seeks to set executive officer base salaries at competitive levels in relation to the companies with which we compete for executives. Base salaries for our executive officers were increased at the beginning of 2000 in order to retain key members of the management team to pursue our turnaround plans. For 2001 and 2002, base salaries for our executive officers were essentially maintained at the same levels as in 2000, except that two members of our executive management team received modest increases in 2002 to bring their salaries in line with internal and external comparable positions. For 2003, base salaries of our senior vice presidents were increased modestly, at an average of approximately 3%, consistent with our philosophy of favoring variable, performance-based compensation over fixed, base compensation.

Annual Incentive Compensation. We provide annual incentive cash compensation for executive officers and other employees under our Executive and Key Employee Incentive Plan. This plan is designed to provide a direct financial incentive to our executive officers and other employees for achievement of specific performance goals of our company. Consistent with the requirements of this plan, at the beginning of each fiscal year, the Committee determines:

- The employees by grade level that are eligible to participate in the plan for the year;

- The quarterly and/or annual performance goal or goals for the year (from among sales growth and volume, net operating profit, cash flow, earnings per share, return on capital, and/or return on assets);

- For each eligible employee, (A) the target bonus level as a percentage of base compensation, (B) the portion of the target bonus level that is based on achievement of objective company performance goals, and (C) the portion of the target bonus level, if any, that is based on achievement of objective individual performance goals; and

- The range of actual bonus payment levels, expressed as percentages of the target bonus levels, to be paid based on various levels of achievement of the performance goal or goals for the year.

For each of the fiscal years 2002 and 2003, the Committee has established company-wide net operating profit as the exclusive performance goal for determining annual incentive compensation for executive officers. The target bonus level for senior vice presidents was set at 45% of base salary for 2002 and at 55% of base salary for 2003. The target bonus level for the CEO was set at 75% of base salary for each of 2002 and 2003. The actual bonus payment may range from 0% to 250% of the target bonus level, depending on the level of achievement versus company-wide net operating profit targets.

Long-Term Incentive Compensation. We make long-term incentive compensation available to our executive officers, as well as to many other of our employees, in the form of stock option and restricted stock awards. Through the grant of stock options, we seek to align the long-term interests of our executives and other employees with the long-term interests of our shareholders by creating a strong and direct nexus between compensation and shareholder return, and to enable significant ownership in our company by executive officers and key managers. Executive officers and other employees are eligible for stock option grants when they join us, and are also eligible for annual stock option grants. The total size of our annual stock option awards is reviewed against benchmark data.Individual awards are based on levels of responsibility and potential impact on the our results, individual performance and benchmark data.

All stock option grants have an exercise price equal to 100% of the fair market value of the common stock on the date of grant. In the past, stock option grants typically have become exercisable in 36 equal monthly installments over a 36-month period from the date of grant. Stock option grants awarded in 2003 will become exercisable in equal annual installments over three years from the date of grant. Options typically remain exercisable for a period of 10 years from the date of grant, provided the individual continues to be employed by us during such period. Alternatively, some option grants have been "performance-based" and become fully exercisable upon the trading price of our common stock reaching or exceeding certain levels for at least 30 days or upon the end of a five-year period from the date of grant.

CHIEF EXECUTIVE OFFICER COMPENSATION

William R. McLaughlin was hired as President and Chief Executive Officer in March 2000. The principal terms of Mr. McLaughlin's compensation package include: (A) an annual base salary of $500,000; (B) a cash bonus at a target level of 75% of base salary (which bonus may range from 0% to 250% of such target amount, depending on company performance); and (C) long-term incentive stock options. When hired in March 2000, Mr. McLaughlin received options to purchase an aggregate of 600,000 shares of common stock exercisable at a price of $5.91 per share, including (i) 300,000 shares vesting in equal monthly increments over 36 months, (ii) 50,000 shares vesting upon the earlier of such time that the trading price of our common stock exceeds $12.00 per share for 30 consecutive trading days or five years from the date of grant, (iii) 100,000 shares vesting upon the earlier of such time that the trading price of our common stock exceeds $24.00 per share for 30 consecutive trading days or five years from the date of grant, and (iv) 150,000 shares vesting upon the earlier of such time that the trading price of our common stock exceeds $36.00 per share for 30 consecutive trading days or five years from the date of grant. Mr. McLaughlin is also eligible for additional annual stock option grants, and received stock option grants of 375,000 shares in 2001 and 250,000 shares in 2002, in each case vesting over a period of three years from the date of grant.

In addition to the foregoing, Mr. McLaughlin (i) is entitled to participate in standard employee benefit plans offered by us, (ii) was entitled to and received reimbursement of relocation and temporary living expenses aggregating $121,322 in 2000, (iii) is entitled to severance compensation in certain circumstances. See "Executive Compensation and Other Benefits - Employment and Consulting Agreements."

The terms of Mr. McLaughlin's compensation were determined in part on the basis of a survey completed by an independent consultant of compensation and benefits payable to CEOs for companies of comparable size and complexity to Select Comfort.

SECTION 162(m)

Section 162(m) of the Internal Revenue Code requires that we meet specific criteria, including stockholder approval of certain stock and incentive plans, in order to deduct, for federal income tax purposes, compensation over $1 million per individual paid to our Chief Executive Officer and each of our four other most highly compensated executives. Our 1997 Stock Incentive Plan and the Executive and Key Employee Incentive Plan are designed to permit stock awards or cash incentive awards granted under the respective plans to qualify as deductible performance-based compensation under the Internal Revenue Code. In reviewing and adopting other executive compensation programs, the Committee plans to continue to consider the impact of Section 162(m) limitations in light of the materiality of the deductibility of potential benefits and the impact of such limitations on other compensation objectives. Because the Committee seeks to maintain flexibility in accomplishing our company's compensation goals, however, it has not adopted a policy that all compensation must be fully deductible.

Compensation Committee

Thomas J. Albani, Chair
David T. Kollat
Michael A. Peel
Ervin R. Shames

                             AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is responsible for providing independent, objective oversight with respect to our company's accounting and financial reporting functions, internal and external audit functions, and systems of internal controls regarding financial matters and legal, ethical and regulatory compliance. The Audit Committee is composed of three directors, each of whom is independent as defined by the National Association of Securities Dealers' listing standards, and operates under a written charter approved by the Board of Directors. A copy of the charter is attached to this Proxy Statement as Appendix A.

Management is responsible for our company's internal controls and financial reporting processes. KPMG LLP, our company's independent certified public accountants, is responsible for performing an independent audit of our company's consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes.

In connection with these responsibilities, the Audit Committee met on six occasions during 2002 either in person or via teleconference. These meetings involved representatives of management, internal audit and the independent accountants. Management represented to the Audit Committee that our company's consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Audit Committee discussed with the independent accountants the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees). Our company's independent accountants also provided the Audit Committee written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent accountants that firm's independence.

Based upon the Audit Committee's discussions with management, internal audit and the independent accountants, and the Audit Committee's review of the representations of management and the independent accountants, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in our company's Annual Report on Form 10-K for the year ended December 28, 2002, filed with the Securities and Exchange Commission.

Audit Committee

Jean-Michel Valette, Chair
Trudy A. Rautio
Christopher P. Kirchen

                          COMPARATIVE STOCK PERFORMANCE

        The graph below compares, for the period from December 3, 1998 through December 28, 2002, the total cumulative shareholder return on our common stock to the total cumulative return on The Nasdaq Stock Market (U.S.) Index and the Standard & Poor's 400 Retail (Specialty) Index. The graph assumes a $100 investment in our common stock, The Nasdaq Stock Market (U.S.) Index and the Standard & Poor's 400 Retail (Specialty) Index on December 3, 1998 and the reinvestment of all dividends.

                 COMPARISON OF 49 MONTH CUMULATIVE TOTAL RETURN*
     AMONG SELECT COMFORT CORPORATION, THE NASDAQ STOCK MARKET (U.S.) INDEX
                 AND THE S & P MIDCAP 400 SPECIALTY STORES INDEX

[LINE GRAPH]

                                                                Cumulative Total Return
                                        ---------------------------------------------------------------------
                                        12/3/98       1/2/99      1/1/00    12/30/00     12/29/01    12/28/02
SELECT COMFORT CORPORATION              100.00        155.51       23.90       8.46        11.94       53.24
NASDAQ STOCK MARKET (U.S.)              100.00        112.65      208.92     125.77       101.73       69.67
S & P MIDCAP 400 SPECIALTY STORES       100.00        127.04      103.79      93.89       146.83      130.80

* $100 invested on 12/3/98 in stock or index-including reinvestment of dividends. Fiscal year ending December 28.

Copyright(C) 2002, Standard & Poor's, a division of The McGraw-Hill Companies, Inc. All rights reserved. www.researchdatagroup.com/S&P.htm

                              CERTAIN TRANSACTIONS

DIRECTOR RELATIONSHIPS

Patrick A. Hopf, Chairman of our Board of Directors, was an Executive Vice President of St. Paul Venture Capital, Inc. from February 2002 to December 2002. Mr. Hopf was a Managing Member of St. Paul Venture Capital IV, LLC from January 1997 to December 2002 and St. Paul Venture Capital V, LLC from January 1999 to December 2002, and a Managing Director of SPVC Management VI, LLC, the Managing Member of St. Paul Venture Capital VI, LLC from October 2000 to December 2002. St. Paul Venture Capital IV, LLC, St. Paul Venture Capital V, LLC, St. Paul Venture Capital VI, LLC, St. Paul Venture Capital Affiliates Fund I, LLC (each of which funds is managed by St. Paul Venture Capital, Inc.) and St. Paul Fire and Marine Insurance Co. (whose holdings are managed by St. Paul Venture Capital, Inc.) are significant shareholders of ours. Mr. Hopf has a continuing financial interest in the funds managed by the St. Paul entities.

Christopher P. Kirchen, a member of our Board of Directors, was a general partner of Consumer Venture Associates II, L.P., which is the general partner of Consumer Venture Partners II, L.P., a former significant shareholder of ours.

EMPLOYMENT AGREEMENTS

For a discussion of the employment agreements entered into by our company and certain Named Executive Officers, see "Executive Compensation and Other Benefits--Employment Agreements."

REGISTRATION RIGHTS AGREEMENT

Several holders of our common stock and warrants to purchase shares of our common stock, including certain directors and holders of more than 5% of our common stock, have demand and incidental registration rights covering certain of such shares pursuant to a Registration Rights Agreement dated June 6, 2001 among us and the other parties thereto. On February 27, 2002, in response to the exercise by the St. Paul entities of its demand registration rights, we filed a registration statement on Form S-3 for the underwritten resale of up to an aggregate of 5,060,000 shares of our common stock. As of the date of this Proxy Statement, this registration statement has not yet been declared effective by the SEC.

                            APPROVAL OF SELECTION OF
                              INDEPENDENT AUDITORS

                                  (PROPOSAL 2)

APPOINTMENT OF INDEPENDENT AUDITORS

The Board of Directors has appointed KPMG LLP, independent certified public accountants, as our auditors for the year ending January 3, 2004. KPMG LLP has served as our independent auditors since 1993.

Although it is not required to do so, the Board of Directors wishes to submit the selection of KPMG LLP to the shareholders for approval. If shareholders do not approve the appointment of KPMG LLP, another firm of independent auditors will be considered by the Board of Directors.

Representatives of KPMG LLP will be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to questions from shareholders.

AUDIT AND OTHER FEES

The following table presents fees for professional services rendered by KPMG LLP for 2002 and 2001:

                                                            2002             2001
                                                            ----             ----
Audit fees                                               $ 153,650        $ 146,050
Audit-related fees(1)                                        4,500            4,500
                                                         ---------        ---------
    Audit and audit-related fees                           158,150          150,550

Tax fees                                                        --               --
All other fees                                                  --               --
                                                         ---------        ---------
    TOTAL FEES                                           $ 158,150        $ 150,550
                                                         =========        =========

------------------------
(1) Audit-related fees consist of services to perform an enterprise zone audit for reimbursement of local tax payments.

VOTE REQUIRED

Ratification of the appointment of KPMG LLP as our auditors for the year ending January 3, 2004 requires the affirmative vote of the holders of a majority of the shares of common stock present and entitled to vote in person or by proxy on this matter at the Annual Meeting, and the affirmative vote of at least a majority of the minimum number of votes necessary for a quorum.

BOARD RECOMMENDATION

The Board recommends a vote FOR approval of the appointment of KPMG LLP as our auditors for the year ending January 3, 2004. Unless a contrary choice is specified, proxies solicited by the Board will be voted FOR the approval of the appointment of KPMG LLP.

                                  OTHER MATTERS

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and all persons who beneficially own more than 10% of the outstanding shares of our common stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our common stock.

Executive officers, directors and greater than 10% beneficial owners are also required to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based upon a review of the copies of such reports furnished to us during the fiscal year ended December 28, 2002 and written representations by such persons, all transactions were reported on a timely basis in 2002.

SHAREHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

Any shareholder proposal to be included in the proxy materials for the 2004 Annual Meeting of Shareholders must be received by our company on or before December 16, 2003.

Our Bylaws require advance written notice to our company of shareholder-proposed business or of a shareholder's intention to make a nomination for director at an annual meeting of shareholders. They also limit the business, which may be conducted at any special meeting of shareholders to business brought by the Board.

Specifically, the Bylaws provide that business may be brought before an annual meeting by a shareholder only if the shareholder provides written notice to the Secretary of our company not less than 120 days prior to the first anniversary of the date that our company first released or mailed its proxy statement to shareholders in connection with the preceding year's annual meeting. In the event, however, that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary of the preceding year's annual meeting date, notice by the shareholder to be timely must be so delivered not later than the close of business on the later of the 120th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

A shareholder's notice must set forth:

-   A description of the proposed business and the reasons for it,

-   The name and address of the shareholder making the proposal,

-   The class and number of shares of common stock owned by the shareholder, and

- A description of any material interest of the shareholder in the proposed business.

Our Bylaws also provide that a shareholder may nominate a director at an annual meeting only after providing advance written notice to the Secretary of our company within the time limits described above. The shareholder's notice must set forth all information about each nominee that would be required under SEC rules in a proxy statement soliciting proxies for the election of such nominee, as well as the nominee's business and residence address. The notice must also set forth the name and record address of the shareholder making the nomination and the class and number of shares of common stock owned by that shareholder.

OTHER BUSINESS

Management of our company does not intend to present other items of business and knows of no items of business that are likely to be brought before the Annual Meeting except those described in this Proxy Statement.

However, if any other matters should properly come before the Annual Meeting, the persons named in the enclosed proxy will have discretionary authority to vote such proxy in accordance with the best judgment on such matters.

COPIES OF 2002 ANNUAL REPORT

We will furnish to our shareholders without charge a copy of our Annual Report on Form 10-K (without exhibits) for the fiscal year ended December 28, 2002 upon receipt from any such person of a written request for such an Annual Report.

Such request should be sent to:

     Select Comfort Corporation
     6105 Trenton Lane North
     Minneapolis, Minnesota  55442
     Attn: Shareholder Information

HOUSEHOLDING INFORMATION

Some banks, brokers and other record holders may be participating in the practice of "householding" proxy statements and annual reports. This means that you and other holders of our company's common stock in your household may not receive separate copies of our Proxy Statement or Annual Report. We will promptly deliver an additional copy of either document to you if you call or write us at the following address or phone number:

     Select Comfort Corporation
     6105 Trenton Lane North
     Minneapolis, Minnesota  55442
     Attn: Shareholder Information

Your vote is important. Whether or not you plan to attend the Annual Meeting, please vote your shares of common stock promptly by mail, telephone, or internet as instructed on your proxy card.

                                        By Order Of the Board of Directors

                                        /s/ Mark A Kimball
                                        Senior Vice President,
                                        General Counsel and Secretary

April 15, 2003
Minneapolis, Minnesota

                                                                      Appendix A


                                     CHARTER
                                     FOR THE
                                 AUDIT COMMITTEE
                                     OF THE
                               BOARD OF DIRECTORS
                                       OF
                           SELECT COMFORT CORPORATION
                            (Revised September 2002)

The purposes, responsibilities and duties of the Audit Committee (the "Committee") of the Board of Directors (the "Board") of Select Comfort Corporation (the "Company") shall be as follows:

I. PURPOSES

The primary purposes of the Committee are to:

         (a) Assist the Board of Directors (the "Board") in fulfilling its oversight responsibilities with respect to:

                  (i) The quality and integrity of the financial reports and other financial information provided by Select Comfort Corporation (the "Company") to any governmental body or the public;

                  (ii) The Company's compliance with legal and regulatory requirements that may have a material impact on the Company's financial condition or results of operations;

                  (iii) The Company's systems of internal controls regarding finance, accounting, legal compliance and ethics established by management and the Board;

                  (iv) The Company's auditing, accounting and financial reporting processes generally;

                  (v) The qualifications and independence of the Company's outside auditors; and

                  (vi) The Company's internal audit functions and outside auditors; and

         (b) To prepare such report or reports, as may be required by applicable law, including without limitation the Committee report required for the annual proxy statement regarding the scope of the Committee's responsibilities and the manner of discharge of those responsibilities.

Consistent with these purposes, the Committee should encourage continuous improvement of, and should foster adherence to, the Company's policies, procedures and practices at all levels.

The primary responsibilities and duties of the Committee are to:

         (a) Exercise sole authority (subject only to shareholder approval as determined by the Committee or applicable law) with respect to the selection and discharge of the Company's independent auditors;

         (b) Exercise sole authority with respect to the approval of any non-audit related services (as defined by applicable law) to be performed by the Company's independent auditors;

         (c) Serve as an independent party to monitor the Company's financial reporting processes and internal control systems;

         (d) Review the qualifications and performance of the Company's independent auditors;

         (e) Review the Company's internal audit processes and function;

         (f) Receive and address complaints regarding accounting or auditing matters, and for confidential, anonymous submissions by employees of concerns regarding accounting or auditing matters; and

         (g) Provide open avenues of communication among the independent auditors, internal auditors, financial and senior management, and the Board.

The Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV of this Charter.

II. COMPOSITION

The Committee shall be comprised of three directors as determined by the Board, each of whom shall be independent directors, as determined by the Board consistent with applicable law and the applicable requirements of any exchange or self-regulatory organization with which the Company's shares are listed for trading, and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. A director is not independent if the director:

         (a) Is an employee of the company or of an affiliate, or a former employee within three years, or an immediate family member of a current or former (within three years) executive officer;

         (b) Is currently receiving or has received within the last three years any non-director compensation from the Company (excluding benefits under a tax-qualified retirement plan);

         (c) Is an affiliate of an entity that received payments in any of the past three years exceeding the greater of $200,000 or five percent of either the paying or receiving company's annual gross revenues; or

         (d) Is an executive of another entity and any of the Company's executives serve on that entity's compensation committee.

All members of the Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Committee, and the Chair of the Committee, shall have accounting or related financial management expertise (including prior experience as CEO of an unrelated entity). Any director who beneficially owns, or is affiliated with any entity that beneficially owns, ten percent (10%) or more of the Company's publicly traded equity securities, shall not be eligible to be the Chair or a voting member of the Committee.

The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board and shall serve for such terms as are established by the Board or until their successors shall be duly elected and qualified. Unless the Board elects a Chair, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

III. MEETINGS

The Committee shall meet at least four times annually, or more frequently as circumstances dictate. The Chair of the Committee shall have the authority to call meetings of the Committee upon reasonable notice and shall preside at all meetings of the Committee. Meetings of the Committee may be conducted by telephone conference if each of the members may simultaneously hear each other member. A majority of the members of the Committee shall constitute a quorum for the conduct of business and the Committee shall act by majority vote of the quorum. Action of the Committee may be taken without a meeting if unanimous written consent thereto by each of the members of the Committee is given. The Committee shall keep minutes of its meetings and shall provide copies of such minutes and of actions by written consent to the Board and to the Secretary of the Company for placement in the Company's minute books.

As part of its job to foster open communication, the Committee should meet at least quarterly with management, with the internal auditor(s) and with the independent auditors in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately. In addition, the Committee or at least its Chair should meet with the independent auditors and management quarterly to review the Company's financial statements consistent with IV.4. below.

IV. RESPONSIBILITIES AND DUTIES

To fulfill its responsibilities and duties the Committee shall:

DOCUMENTS/REPORTS REVIEW

1. Review and update this Charter periodically, and at least annually, as conditions dictate.

2. Review and discuss with management and the independent auditors the Company's annual financial statements and any other material financial information submitted to any governmental body, or the public, including any certification, report, opinion, or review rendered by the independent auditors.

3. Review and discuss with management and the independent auditors the annual management recommendations to management prepared by the independent auditors and management's response.

4. Review and discuss with financial management and/or the independent auditors the Company's 10-Q prior to its filing. The Chair of the Committee may represent the entire Committee for purposes of this review.

5. Review and discuss with management the Company's earnings press releases and earnings guidance prior to their release. The Chair of the Committee may represent the entire Committee for purposes of this review.

6. Review and discuss with management the Company's policies and practices with respect to risk assessment and risk management.

INDEPENDENT AUDITORS

7. Exercise sole authority (subject only to shareholder approval as determined by the Committee or applicable law) with respect to (a) the selection and discharge of the independent auditors, considering their qualifications, independence and effectiveness; (b) the approval of the fees and other compensation, if any, to be paid to the independent auditors; and (c) the approval of any non-audit related services to be performed by the independent auditors.

8. On an annual basis, the Committee should obtain and review and discuss with the auditors a report prepared by the independent auditors describing: (a) the firm's internal quality control procedures; (b) any material issues raised by the most recent internal quality-control review or peer review of the firm, or by any inquiry or investigation by any governmental or professional authority, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (c) all significant relationships the auditors have with the Company to determine the auditors' independence.

9. Periodically consult with the independent auditors out of the presence of management about internal controls and the fullness and accuracy of the Company's financial statements.

INTERNAL AUDITOR(S)

10. Review and approve the annual internal audit plan and review, at least annually, the activities of the internal audit function to provide feedback and guidance.

11. Review and approve the appointment, replacement or dismissal of the leader of the Company's internal audit function.

FINANCIAL REPORTING PROCESSES

12. In consultation with the independent auditors, review the integrity of the Company's financial reporting processes, both internal and external.

13. Consider the independent auditors' judgments about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting.

14. Consider and approve, if appropriate, material changes to the Company's accounting principles and practices as suggested by the independent auditors and/or management.

PROCESS IMPROVEMENT

15. Establish regular and separate systems of reporting to the Committee by each of management and the independent auditors regarding any significant judgments made in management's preparation of the financial statements and the view of each as to appropriateness of such judgments.

16. Following completion of the annual audit, review separately with each of management and the independent auditors any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

17. Review any significant disagreement among management and the independent auditors in connection with the preparation of the financial statements.

18. Review with the independent auditors and management the extent to which changes or improvements in financial or accounting practices, as approved by the Committee, have been implemented. (This review should be conducted at an appropriate time subsequent to implementation of changes or improvements, as decided by the Committee.)

ETHICAL AND LEGAL COMPLIANCE

19. Establish, review and update periodically a Code of Ethical Conduct and ensure that management has established a system to enforce this Code.

20. Review management's monitoring of the Company's compliance with the Company's Ethical Code.

21. Establish and periodically review a process for receiving and addressing complaints regarding accounting or auditing matters from employees, investors or others, and for confidential, anonymous submissions by employees of concerns regarding accounting or auditing matters;

22. Review, with the Company's counsel, legal compliance matters including corporate securities trading policies.

23. Review, with the Company's counsel, any legal matter that could have a significant impact on the Company's financial statements.

24. Review Travel and Entertainment expenditures of the President and CEO of the Company.

INDEPENDENT ADVICE

25. Where appropriate, retain (without need for further Board approval) and consult with such independent advisors as the Committee may deem necessary or appropriate in connection with fulfilling the responsibilities and duties of the Committee.

REPORTING TO THE BOARD

26. Report regularly to the Board with regard to any issues that may arise in connection with the quality or integrity of the Company's financial statements, the

         Company's compliance with legal or regulatory requirements, the performance and independence of the independent auditors, the performance of the internal audit function, or any other matter of a material nature that may arise in the course of the discharge by the Committee of its responsibilities and duties hereunder.

ANNUAL PERFORMANCE REVIEW

27. Undergo an annual review of the performance of the Committee pursuant to such process as may be established and modified from time to time by the Corporate Governance and Nominating Committee.

WHILE THE AUDIT COMMITTEE HAS THE RESPONSIBILITIES AND POWERS SET FORTH IN THIS CHARTER, IT IS NOT THE DUTY OF THE AUDIT COMMITTEE TO DETERMINE THAT THE COMPANY'S FINANCIAL STATEMENTS ARE COMPLETE AND ACCURATE AND ARE IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES. THIS IS THE RESPONSIBILITY OF MANAGEMENT. THE INDEPENDENT AUDITOR IS RESPONSIBLE TO PLAN AND CONDUCT THIS AUDIT IN ACCORDANCE WITH GAAS. NOR IS IT THE DUTY OF THE AUDIT COMMITTEE TO CONDUCT INVESTIGATIONS, TO RESOLVE DISAGREEMENTS, IF ANY, BETWEEN MANAGEMENT AND THE INDEPENDENT AUDITOR OR TO ASSURE COMPLIANCE WITH LAWS AND REGULATIONS AND THE COMPANY'S CODE OF CONDUCT.

V. FUNDING OF THE COMMITTEE'S FUNCTIONS BY THE COMPANY

The Company shall provide for appropriate funding for the Committee, in its capacity as a committee of the Board, in such amounts as may be determined by the Committee, for payment of compensation to (a) the independent auditors and
(b) any other advisors engaged by the Committee in connection with the fulfillment by the Committee of its responsibilities and duties hereunder.

[SELECT COMFORT                                     SELECT COMFORT CORPORATION
     LOGO]

                                                  ANNUAL MEETING OF SHAREHOLDERS

                                                        WEDNESDAY, MAY 14,
                                                    2003 3:00 P.M. LOCAL TIME

                                                      RADISSON PLAZA HOTEL
                                                    35 SOUTH SEVENTH STREET
                                                  MINNEAPOLIS, MINNESOTA 55402


[LOGO]           SELECT COMFORT CORPORATION
                 6105 TRENTON LANE NORTH
                 MINNEAPOLIS, MINNESOTA 55442                              PROXY
--------------------------------------------------------------------------------

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF SELECT COMFORT CORPORATION FOR USE AT THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 14, 2003.

The undersigned hereby appoints William R. McLaughlin and Mark A. Kimball (collectively, the "Proxies"), and each of them, with full power of substitution, as proxies to vote the shares which the undersigned is entitled to vote at the Annual Meeting of Shareholders of Select Comfort Corporation to be held on May 14, 2003 and at any adjournment or postponement thereof. Such shares will be voted as directed with respect to the proposals listed on the reverse side hereof and in the Proxies' discretion as to any other matter that may properly come before the meeting or at any adjournment or postponement thereof.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES ON THE REVERSE SIDE. WHEN PROPERLY SIGNED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2.

                      See reverse for voting instructions.

                                                          COMPANY #

                                                          CONTROL #

THERE ARE THREE WAYS TO VOTE YOUR PROXY


YOUR TELEPHONE OR INTERNET VOTE AUTHORIZES THE NAMED PROXIES TO VOTE YOUR SHARES IN THE SAME MANNER AS IF YOU MARKED, SIGNED AND RETURNED YOUR PROXY CARD.

VOTE BY PHONE -- TOLL FREE -- 1-800-240-6326 -- QUICK *** EASY *** IMMEDIATE

o Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 11:00 a.m. (CT) on May 13, 2003.

o You will be prompted to enter your 3-digit Company Number, your 7-digit Control Number (these numbers are located on this proxy card) and the last 4-digits of the U.S. Social Security Number or Tax Identification Number for this account. If you do not have a U.S. SSN or TIN please enter 4 zeros.

o   Follow the simple instructions the voice provides you.


VOTE BY INTERNET http://www.eproxy.com/scss/ QUICK *** EASY *** IMMEDIATE


o Use the Internet to vote your proxy 24 hours a day, 7 days a week until 12:00 p.m. (CT) on May 13, 2003.

o You will be prompted to enter your 3-digit Company Number, your 7-digit Control Number (these numbers are located on the proxy card) and the last 4-digits of the U.S. Social Security Number or Tax Identification Number for this account to obtain your records and create an electronic ballot. If you do not have a U.S. SSN or TIN please leave blank.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided.

      IF YOU VOTE BY PHONE OR INTERNET, PLEASE DO NOT MAIL YOUR PROXY CARD


                             \/       Please detach here       \/
---------------------------------------------------------------------------------------------------

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 1 AND 2.


1. Election of directors:   01 Patrick A. Hopf      [ ] Vote FOR              [ ] Vote WITHHELD
                            02 Trudy A. Rautio          all nominees              from all nominees
                            03 Ervin R. Shames          (except as marked)


(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDICATED        --------------------------------
NOMINEE, WRITE THE NUMBER(S) OF THE NOMINEE(S) IN THE BOX             |                              |
PROVIDED TO THE RIGHT.)                                               --------------------------------


2. Proposal to ratify the appointment of KPMG LLP,
certified public accountants, as independant
auditors for the fiscal year ending January 3, 2004.      [ ] For       [ ] Against      [ ] Abstain

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE
VOTED FOR EACH OF THE NOMINEES AND EACH OF THE PROPOSALS SET FORTH ABOVE.

Address Change? Mark Box  [ ]                            Date
Indicate changes below:
                                                         --------------------------------------------
                                                         |                                          |
                                                         |                                          |
                                                         --------------------------------------------

                                                         Signature(s) in Box

                                                         Please sign exactly as your name(s) appear on
                                                         Proxy. If held in joint tenancy, all persons
                                                         must sign. Trustees, administrators, etc.,
                                                         should include title and authority. Corporations
                                                         should provide full name of corporation and title
                                                         of authorized officer signing the proxy.
